SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 20, 2005

INFINIUM LABS, INC.
(Exact name of Registrant as Specified in its Charter)

Delaware	0-50535	65-1048794
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1191 Second Avenue, 5th Floor, Seattle WA 98101
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code (206) 393-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❒Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒ Soliciting material pursuant to Rule 14a-2 under the Exchange Act (17 CFR 240.14a-2)

❒ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 4 - Matters Related to Accountants and Financial Statements

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On October 20, 2005, our Board of Directors determined that our previously issued 2004 audited financial statements and current year first quarter and second quarter interim financial statements should not be relied upon because they contain errors as addressed in Accounting Principles Board Opinion No. 20 and authorized Kevin Bachus, our president and chief executive officer, to restate and amend such filings. The errors relate to our failure to record (i) sufficient loss contingency accruals to cover possible monetary penalties and interest relating to our failure to file certain payroll and withholding tax returns and to satisfy required withholding and payroll tax obligations,(ii) a loss contingency accrual to cover possible monetary damages associated with a breach of a contractual registration commitment and (iii) an expense accrual for triggering of dilution protection provisions in warrants issued in connection with a convertible debt financing. The item referred to in clause (i) above affects all referenced periods, and the other items affect only the current year second quarter period.

We recorded accrued payroll and payroll taxes of $834,682 at December 31, 2004 and $1,225,903 at June 30, 2005. These amounts did not include interest and penalties. As a result, we believe that the recorded amounts should have been approximately double that which was actually recorded.

In connection with convertible debt financings in December 2004 totaling $2,160,000, we agreed to cause a resale registration statement related to the underlying shares to be declared effective with the Securities and Exchange Commission within an agreed upon time frame. The registration statement was filed but not declared effective, and was subsequently withdrawn by us. As a result, we became subject to contractual penalties in favor of the investors generally beginning 120 days from consummation of the financings. The penalties are calculated at the rate of 2% of the investment amount for each month during which the registration is not declared effective beyond the initial 120-day period (prorated for partial months). In connection with these financings, we also issued warrants which included provisions to protect against dilution under certain circumstances. During the second quarter of the current year, we triggered those provisions but failed to recognize an associated expense.

Our management has discussed the matters disclosed herein with representatives of our independent registered public accounting firm, Webb & Company. On October 20, 2005 Webb & Company advised us that it believes that disclosure should be made or action should be taken to prevent future reliance on the audit report contained in our Annual Report on Form 10-KSB for the year ended December 31, 2004 and the interim review in connection with our Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2005 and June 30, 2005. Webb & Company has been provided with a copy of the disclosure contained in this report and, in accordance with SEC rules, has been asked to provide us with a letter indicating whether it agrees with the statements made herein and, if not, stating the respects in which it does not agree. Upon receipt of such a letter, we will promptly amend this report to include the same as an exhibit.

Accordingly, we intend to amend the above-referenced reports to reflect the required accounting adjustments.

Section 8 - Other Events

Item 8.01 Other Events.

Timothy M. Roberts, the Company's Chairman of the Board of Directors, has received a “Wells Notice” from the staff of the U.S. Securities and Exchange Commission (the "SEC"). While not specified by the SEC in the Notice, we believe the Wells Notice was issued in connection with the SEC’s investigation entitled In the Matter of Certain Fax Blasts, relating to “phony fax scams” in which several penny stocks, including ours, were promoted to potential investors and resulted in charges filed by the SEC this past summer against two stock promoters. As previously disclosed, our company has received subpoenas for documents and our CEO and a former officer have been interviewed by the SEC staff in connection with the investigation. We have and will continue to cooperate fully with the investigation. Under the SEC's procedures, the Wells Notice indicates that the staff of the SEC intends to recommend that the SEC bring a civil enforcement action against Mr. Roberts alleging violations of federal securities laws. Recipients of Wells Notices have the opportunity to respond to the SEC staff before any formal recommendation is made.

Mr. Roberts resigned as our CEO and Acting CFO in August 2005. As disclosed at that time, in connection with his resignation and prior to Mr. Bachus assuming his new executive role and directorship, we entered into a separation and release agreement with Mr. Roberts under which we agreed to make certain equity and monthly cash payments to Mr. Roberts, as well as to indemnify Mr. Roberts for certain matters. We have not made any cash payments to Mr. Roberts under the agreement or otherwise since his resignation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 28th day of October 2005.

INFINIUM LABS, INC.

By:	/s/ Kevin Bachus
Name: Kevin Bachus
Title: President, CEO and CFO